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                                                                   Exhibit 10.36


                              AMENDED AND RESTATED
                              SEVERANCE AGREEMENT


         This Amended and Restated Severance Agreement is made as of the 7th day of May 2004, between Enzon Pharmaceuticals, Inc., a Delaware corporation, with offices in Bridgewater, New Jersey (the "Company"), and PAUL S. DAVIT ("Executive"), a resident of Pennsylvania.

                                   BACKGROUND

         A. The Company and Executive previously entered into a Severance Agreement dated December 25, 2003 (the "Previous Agreement"). The parties hereto desire that this Amended and Restated Severance Agreement (this "Agreement") supercede the Previous Agreement.

         B. This Agreement is intended to specify the financial arrangements that the Company will provide to the Executive upon Executive's separation from employment with the Company under any of the circumstances described herein.

         C. Executive is employed by the Company in the capacity of S.V.P., HUMAN RESOURCES, and, as such, is a key executive of the Company.

         D. This Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Company's ability to attract and retain highly qualified people.

         E. The Company believes that it is important that it receive certain assurances with respect to its Confidential Information, proprietary information, intellectual property, trade secrets and Executive's work product, and that the Company receive certain protections with respect to Executive's activities following termination of Executive's employment, and the Company is willing to offer Executive the compensation, bonuses and other benefits set forth in this Agreement in order to obtain such assurances and protections.

                                      TERMS

         To assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, in consideration of the foregoing premises and for other good and valuable consideration, the Company and Executive agree as follows:

         l. Term of Agreement. The term of this Agreement ("Term") shall commence on the date hereof as first written above and shall continue through December 31, 2004; provided that commencing on January 1, 2005 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, in the event that there occurs, during the Term, a Change in Control, as defined in Section 6(c) hereof, this Agreement shall continue in effect for a period of 12 months beyond the date of such Change in Control.

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         2. Severance upon Termination without Cause or Termination by Executive for Good Reason in Connection with Change in Control. Subject to the limitation set forth in Section 3 hereof, in the event the Company terminates Executive's employment without Cause, or in the event of a Termination by Executive for Good Reason, and either such termination occurs within the period which commences ninety (90) days before and ends one (1) year following a Change in Control:

                  (a) Executive shall receive his or her Base Salary through the date of termination;

                  (b) Executive shall receive a pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

                  (c) in the event of a Change in Control defined in Section 7(c)(i)-(vi), Executive shall receive cash payments equal to ONE AND ONE-HALF (1 1/2) TIMES the sum of the following: (1) his or her Base Salary at the time of such termination and (ii) the Target Bonus (based on the Base Salary immediately prior to such termination) for the fiscal year in which such termination occurs;

                  (d) in the event of a Change in Control defined in Section 7(c)(vii), Executive shall receive cash payments equal to THREE-FOURTHS (3/4) times the sum of the following: (1) his or her Base Salary at the time of such termination and (ii) the Target Bonus (based on the Base Salary immediately prior to such termination) for the fiscal year in which such termination occurs;

                  (d) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination;

                  (e) if Executive and Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and Executive's Family Members for a period of up to EIGHTEEN (18) MONTHS in the case of a Change in Control defined in Section 7(c)(i)-(vi), or NINE (9) MONTHS in the case of a Change in Control defined in Section 7(c)(vii), commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and Executive's Family Members become eligible to obtain comparable benefits from a subsequent employer;

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                  (f) the Company shall provide Executive outplacement
         assistance, as determined by the Company in its discretion.

         3. Effect of Change in Control. In the event of a Change of Control (other than that described in Section 7(c)(vii) hereof), in addition to any other consequences provided for in this Agreement,

                  (a) all options to acquire shares of the Company held by the Executive shall become fully vested immediately prior to the effective date of the Change in Control. Executive shall have a reasonable opportunity to exercise all or any portion of such options prior to the effective date of the Change in Control, and any options not exercised prior to the effective date of the Change in Control shall terminate as of the effective date of the Change in Control and will be of no further force or effect. To the extent that this section 3(a) is inconsistent with the provisions of the relevant plan and granting instruments under which such options were issued, the Company and Executive agree that such inconsistent provisions are hereby superceded and the provisions of this Section 3(a) shall govern; and

                  (b) all shares of restricted stock and/or restricted stock units awarded to Executive shall fully vest immediately prior to the Change in Control.

         4. Limitation. Notwithstanding anything stated in this Agreement to the contrary, if the amounts that are payable and the benefits that are provided to Executive under this Agreement either alone or together with other payments that Executive has a right to receive from the Company or any of its affiliates (the "Combined Amounts"), would constitute a "parachute payment" (as defined in Code
Section 280G or any successor provision), the Combined Amounts shall be reduced, as necessary, to the largest amount as will result in no portion of the Combined Amounts being either not deductible as a result of Code Section 280G (or any successor provision) or subject to the excise tax imposed by Code Section 4999 (or any successor provision). The determination of any reduction in said amounts and benefits pursuant to the foregoing provision shall be made by the Company in good faith, and such determination shall be conclusive and binding on Executive; provided, however, that notwithstanding the foregoing, the Company shall notify Executive, as soon as possible after the date of Executive's termination of employment (but in no event later than twenty (20) days prior to the payment date of the sums due under Section 2) of the value attributed by the Company to the continuation of health benefits (or payments related thereto) and the value attributed by the Company to the acceleration (if any) of the vesting of options and/or restricted stock and/or restricted stock units, and Executive shall have the option to decline such benefits or the acceleration of the vesting of such options and/or restricted stock and/or restricted stock units in a notice to the Company given no later than ten (10) days prior to such payment date. If the Combined Amounts (after having accounted for the reduction by the Company described in the immediately preceding sentence) shall be disallowed in whole or part as a deductible expense in determining the income tax liability of the Company, Executive shall reimburse the company to the full extent of such disallowance. The Company's Board of Directors shall enforce this obligation to reimburse the Company immediately following such disallowance. The amounts provided to Executive under this Agreement in connection with a Change in Control, if any, shall be deemed allocated to such amounts and/or benefits to be paid and/or provided as the Company's Board of Directors in its sole discretion shall determine.


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         5. Time of Payments. All payments made to Executive under any of the subsections of Section 2 which are based upon Executive's salary or bonus shall be made at times and in a manner which is in accordance with the Company's standard payroll practices for senior management; provided that any such payments will be paid to Executive on or before the second anniversary of the termination of Executive's employment.

         6. Release. Notwithstanding anything else herein to the contrary, Executive shall not be entitled to realize or receive any termination related benefits provided for under this Agreement, including, without limitation, all post-termination payments and the acceleration of option or restricted stock or restricted stock unit vesting schedules, unless Executive shall have executed and delivered to the Company a full release (reasonably satisfactory to the Company's counsel) of all claims against the Company and its affiliates, successors and assigns.

         7. Definitions.

                  (a) "Base Salary" means Executive's annual base salary as established by the Board of Directors of the Company ("Board") or the Compensation Committee from time to time.

                  (b) "Cause" means:

                           (i) the willful engaging by Executive in illegal
                  conduct or gross misconduct which is demonstrably and materially injurious to the Company; or

                           (ii) Executive's refusal or inability to perform the
                  duties of his or her position as an executive employed by the Company, which refusal or inability is demonstrably and materially injurious to the Company; or

                           (iii) Executive's breach of his or her obligations
                  under this Agreement or any employment agreement between the Company and Executive, which breach is demonstrably and materially injurious to the Company; or

                           (iv) Executive's failure, where applicable, to
                  maintain Executive's immigration status with the U.S. Immigration and Naturalization Service or the Executive's failure to maintain valid employment authorization to provide services to the Company.

                           For purposes of this Section 6(b), no act or failure
                  to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company. Notwithstanding the foregoing, with respect to the definitions of Cause set forth in clauses (i)-(iii) above, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a notice of such termination for Cause. Such notice shall be in writing, addressed to Executive, labeled "Personal and Confidential," and sent to the address for Executive set forth in Section 7(i) hereof. Any such notice shall describe, with particularity, the conduct of Executive forming the basis for such termination of employment. Any such notices shall become effective on the 30th day following delivery thereof to Executive if Executive has not cured the conduct identified in such notice to the satisfaction of the Company, provided, however, that the Company may elect to make such termination effective immediately, in which case Executive's employment shall terminate immediately upon delivery of the notice of termination, but the Company shall continue to pay Executive his or her salary during such 30-day period and the last day of such 30-day period shall be deemed to be the date of tennination of his or her employment for purposes of any pro rata calculations and determination of post-termination periods under this agreement.

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                  (c) "Change in Control" means the following:

                           (i) "Board Change" which, for purposes of this
                  Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for purposes of determining directors then in office, any director whose initial assumption of office occurs as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Company or its board of directors); nor (B) appointed by directors so nominated, or

                           (ii) the acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or
                  (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any public offering or private placement by the Company of its voting securities; or

                           (iii) a consolidation of the Company with another
                  entity, or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity; or

                           (iv) a merger of the Company following which either
                  the Company or a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity and a majority of the then outstanding voting securities of the Company is beneficially owned (within the meaning of beneficial owner, as specified below) by a Person or Persons who were not "beneficial owners," as defined in Rule 13d-3 of the Exchange Act, of a majority of the Outstanding Company Voting Securities immediately prior to such merger; or

                           (v) a voluntary or involuntary liquidation of the
                  Company;


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                           (vi) a sale or disposition by the Company of at least
                  80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not otherwise involving a Change in Control or a change in control of such subsidiary); or

                           (vii) anytime prior to December 31, 2005 someone
                  other than the person who is the Chief Executive Officer of the Company as of the date hereof becomes the Company's chief executive.

                           Transactions in which the Executive is part of the
                  acquiring group do not constitute a Change in Control.

                  (d) "Good Reason" means:

                           (i) any material adverse change in Executive's status
                  or position as an officer of the Company, including, without limitation, any diminution in Executive's duties, responsibilities or authority as of the Effective Date or the assignment to Executive of any duties or responsibilities that are inconsistent with Executive's status or position; provided, however, that none of the foregoing shall be deemed to have occurred by virtue of a change in Executive's reporting relationship with respect to the Company's CEO as long as Executive remains the Company's most senior Human Resources executive;

                           (ii) a reduction in Executive's Base Salary or Target
                  Bonus; or

                           (iii) the relocation of the Company's principal
                  executive offices to a location more than thirty-five (35) miles from the location of such offices (other than a relocation that results in the location of the offices in closer proximity to Executive's residence) or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with Executive's business obligations; provided that

                           (iv) prior to Executive being permitted to terminate
                  his employment for Good Reason hereunder, the Company shall have failed to cure any alleged condition described in subparagraphs (i) - (iii) above within the "Cure Period" (defined below). For purposes of this Paragraph 7(d), the term "Cure Period" means the period commencing on the date of receipt of Executive's notice referred to in the preceding sentence and ending on the earlier of (A) sixty (60) days thereafter or (B) two weeks prior to the first anniversary of the relevant Change in Control.

                  (e) "Target Bonus" means the performance based cash bonus as determined under the Company's bonus plan for management (and any successor bonus plan covering management). The amount of Executive's annual Target Bonus is determined by the Board in its discretion following consultation between the Chief Executive Officer and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year.

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         8. Miscellaneous.

                  (a) No Funding of Severance. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under Section 2 hereof, and the rights of Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

                  (b) Beneficiaries. In the event of Executive's death, any amount or benefit payable or distributable to Executive pursuant to this Agreement shall be paid to the beneficiary designated by Executive for such purpose in the last written instrument received by the Company prior to Executive's death, if any, or, if no beneficiary has been designated, to Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company.

                  (c) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

                  (d) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

                  (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

                  (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent perniitted by Section 7(g), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

                  (g) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement.

                  (h) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

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                  (i) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

         Address for the Executive:

                  Paul S. Davit
                  685 Route 202/206
                  Bridgewater, NJ 08807


         Address for the Company:

                  Enzon Pharmaceuticals, Inc.
                  685 Route 202/206
                  Bridgewater, New Jersey 08807
                  Attn: Vice President, Human Resources

                  Any party may change the address set forth above by notice to each other party given as provided herein.

                  (j) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (k) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

                  (l) Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.


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                  (m) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities of any nature whatsoever.

                  (n) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement or any other agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive hereby agrees to indemnify and hold harmless the Company should the Company fail to withhold tax from any such payment from which tax is required to be withheld.

                  (o) No Right to Continued Employment. Executive understands that this Severance Agreement is not an employment contract and nothing contained herein creates any right to continuous employment with the Company, or to employment by the Company for any specified period of time.

                  (p) Termination of Previous Agreement. The Previous Agreement is hereby terminated and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


ENZON PHARMACEUTICALS, INC.



By: /s/ Arthur J. Higgins
    --------------------------------------
    Arthur J. Higgins,
    President and Chief Executive Officer



    /s/ Paul S. Davit
    ------------------------------------------
    Paul S. Davit



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